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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Finisar Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1389 Moffett Park Drive
Sunnyvale, California 94089

October 22, 2012

Dear Stockholder:

        You are cordially invited to attend this year's annual meeting of stockholders of Finisar Corporation on Monday, December 3, 2012, at 11:00 a.m. local time. The meeting will be held at the offices of DLA Piper LLP (US), located at 2000 University Avenue, East Palo Alto, California 94303.

        We are pleased to again take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials primarily over the Internet. We have used this delivery process the last two years and found that it expedited stockholders' receipt of proxy materials and lowered the costs and reduced the environmental impact of distributing proxy materials for our annual meeting. On October 22, 2012, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended April 30, 2012, over the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. If you receive your annual meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report on Form 10-K and proxy card will be enclosed.

        The matters to be acted upon are described in the Notice of Annual Meeting of Stockholders and Proxy Statement. Following the formal business of the meeting, we will report on our company's operations and respond to questions from stockholders.

        Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

        We look forward to seeing you at the annual meeting.

Very truly yours,

JERRY S. RAWLS Chairman of the Board

EITAN GERTEL Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MONDAY, DECEMBER 3, 2012

        The Annual Meeting of Stockholders of Finisar Corporation, a Delaware corporation, will be held on Monday, December 3, 2012, at 11:00 a.m. local time, at the offices of DLA Piper LLP (US), 2000 University Avenue, East Palo Alto, California 94303, for the following purposes:

  1.
  To elect two Class I directors to hold office for a three-year term and until their respective successors are elected and qualified.

  2.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2013.

  3.
  To vote on a non-binding advisory resolution to approve the compensation of our Named Executive Officers (as defined in the proxy statement).

  4.
  To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        Stockholders of record at the close of business on October 10, 2012 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 1389 Moffett Park Drive, Sunnyvale, California 94089. This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended April 30, 2012, are available at http://investor.finisar.com/annual-proxy.cfm.

        Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy as promptly as possible in order to assure the presence of a quorum. You may vote by telephone, Internet or mail. If you vote by telephone or Internet, you do not have to mail in your proxy card. Voting in advance will not prevent you from voting in person at the meeting.

CHRISTOPHER E. BROWN Secretary

Sunnyvale, California
October 22, 2012

i

1389 Moffett Park Drive
Sunnyvale, California 94089

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

        The board of directors of Finisar Corporation is soliciting your proxy for the 2012 Annual Meeting of Stockholders to be held on Monday, December 3, 2012, at 11:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and related materials are first being made available to stockholders of the Company on or about October 22, 2012. References in this proxy statement to the "Company," "we," "our," "us" and "Finisar" are to Finisar Corporation, and references to the "annual meeting" are to the 2012 Annual Meeting of Stockholders. When we refer to the Company's fiscal year, we mean the annual period ending on April 30. This proxy statement covers our 2012 fiscal year, which was from May 1, 2011 through April 30, 2012 ("fiscal 2012").

SOLICITATION AND VOTING

        Record Date.    Our board of directors has fixed the close of business on October 10, 2012 as the record date for determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof. As of the record date, 92,846,263 shares of common stock were outstanding and entitled to vote.

        Internet Availability of Annual Meeting Materials.    We are pleased to again take advantage of the rules adopted by the U.S. Securities and Exchange Commission ("SEC") allowing companies to furnish proxy materials over the Internet to their stockholders rather than mailing paper copies of those materials to each stockholder. On October 22, 2012, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials directing stockholders to a website where they can access our proxy statement for the annual meeting and our Annual Report for the fiscal year ended April 30, 2012 and view instructions on how to vote via the Internet or by phone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

        Quorum.    A majority of the shares of common stock issued and outstanding as of the record date must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the annual meeting. Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting. Abstentions and "broker non-votes" (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

        Vote Required to Adopt Proposals.    Each share of our common stock outstanding on the record date is entitled to one vote on each of the two director nominees and one vote on each other matter. For the election of directors, the two director nominees receiving the highest number of "FOR" votes will be elected as Class I directors. With respect to each of the other proposals, approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote.

        Effect of Abstentions and Broker Non-Votes.    Shares not present at the meeting and shares voted "Withhold" will have no effect on the election of directors. For each of the other proposals, shares not present at the meeting will have no effect on the vote and abstentions will have the same effect as negative votes. If you are a beneficial owner and hold your shares in "street name," it is critical that you cast your vote if you want it to count in the election of directors and the executive compensation advisory proposal. Under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name, such banks and brokers have the discretion to vote on routine matters, but not on non-routine matters. Routine matters include the ratification of auditors. Non-routine matters include the election of directors and the executive compensation advisory proposal. Banks and brokers may not vote on these proposals if you do not provide specific voting instructions. Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting. Proxies and ballots will be received and tabulated by the inspector of election for the annual meeting.

        Voting Instructions.    If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote "FOR" the election of management's nominees for director, "FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2013 and "FOR" the non-binding resolution to approve the compensation of our Named Executive Officers.

        Depending on how you hold your shares, you may vote in one of the following ways:

  Stockholders of Record:    You may vote by proxy or over the Internet or by telephone. Please follow the instructions provided in the Notice, or, if you requested printed copies of the proxy materials, on the proxy card you received, then sign and return it in the prepaid envelope. You may also vote in person at the annual meeting.

  Beneficial Stockholders:    Your bank, broker or other holder of record will provide you with a voting instruction card for you to use to instruct them on how to vote your shares. Check the instructions provided by your bank, broker or other holder of record to see which options are available to you. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your bank, broker or other agent.

        Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on November 30, 2012. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

        If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again by Internet or telephone as more fully detailed in your Notice or proxy card, or by delivering written instructions to the Corporate Secretary before the annual meeting. Attendance at the annual meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the annual meeting. If your shares are held by a bank, broker or other agent, you may change your vote by submitting new voting instructions to your bank, broker or other agent, or, if you have obtained a legal proxy from your bank, broker or other agent giving you the right to vote your shares, by attending the annual meeting and voting in person.

        Solicitation of Proxies.    We will bear the entire cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to solicit proxies from the beneficial owners and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our directors, officers and other employees to solicit proxies, personally or by telephone, without additional compensation.

        Voting Results.    We will announce preliminary voting results at the annual meeting. We will report final results in a Form 8-K report filed with the SEC.

 PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Our Certificate of Incorporation provides that the authorized number of members of the board of directors shall be fixed from time to time by the board of directors and that the terms of office of the members of the board of directors will be divided into three classes. At each annual meeting of stockholders, directors from one of the three classes are elected for a term of three years to succeed those directors whose terms expire at the annual meeting. The authorized number of directors is currently set at six, consisting of three classes of two members each.

        The term of the Class I directors will expire on the date of the upcoming annual meeting. Accordingly, two persons are to be elected to serve as Class I directors at the meeting. Management's nominees for election by the stockholders to those two positions are Michael C. Child and Roger C. Ferguson, each of whom currently serves as a Class I member of the board. If elected, each nominee will serve as a director until our annual meeting of stockholders in 2015 and until their respective successors are elected and qualified. If either of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees, if any, as we may designate. The proxies cannot vote for more than two persons. If a quorum is present and voting, the two nominees for Class I director receiving the highest number of votes will be elected as Class I directors.

        The board of directors recommends a vote "FOR" the nominees named above.

        The following table sets forth information regarding our current directors, including the nominees for Class I directors to be elected at the annual meeting, as of September 30, 2012.

Name	Position with Finisar	Age	Director Since
Michael C. Child	Director	57	2010
Roger C. Ferguson	Director	69	1999
Eitan Gertel	Chief Executive Officer and Director	50	2008
Thomas E. Pardun	Director	68	2009
Jerry S. Rawls	Chairman of the Board	68	1989
Robert N. Stephens	Director	67	2005

Nominees for Election for a Three Year Term Expiring at the 2015 Annual Meeting of Stockholders

        Michael C. Child has served as a member of our board of directors since June 2010 and previously served on our board from November 1998 until October 2005. Mr. Child has been employed by TA Associates, Inc., a private equity firm, since 1982 where he currently serves as a Senior Advisor. Mr. Child served as a Managing Director of TA Associates from 1987 through 2010. Mr. Child also currently serves on the board of directors of IPG Photonics, which designs and manufactures high performance fiber lasers and amplifiers, and Ultratech, Inc., which designs and manufactures photolithography and thermal processing equipment, and served on the board of directors of Eagle Test Systems, a manufacturer of high performance automated test equipment for the semiconductor industry, from 2003 until November 2008 when it was acquired by Teradyne, Inc. Mr. Child holds a B.S. in Electrical Engineering from the University of California at Davis and an M.B.A. from the Stanford Graduate School of Business. Mr. Child has more than 25 years' experience investing in and acquiring technology and technology-related companies and has served on the boards of directors of numerous public and private companies, including companies in the fiber optics and semiconductor industries. This broad financial and industry experience enables Mr. Child to make a valuable contribution to the board. He also brings significant knowledge regarding the Company and its operations from his previous years of service on our board.

        Roger C. Ferguson has served as a member of our board of directors since August 1999. From June 1999 to December 2001, Mr. Ferguson served as Chief Executive Officer of Semio Corp., an early stage software company. Mr. Ferguson served as a principal in VenCraft, LLC, a venture capital partnership, from July 1997 to August 2002. From August 1993 to July 1997, Mr. Ferguson was Chief Executive Officer of DataTools, Inc., a database software company. From 1987 to 1993, Mr. Ferguson served as Chief Operating Officer of Network General Inc., a network analysis company. Mr. Ferguson holds a B.A. in Psychology from Dartmouth College and an M.B.A. from the Amos Tuck School at Dartmouth. Mr. Ferguson brings senior leadership experience and strategic and financial expertise to the board from his prior work as a senior executive of a public company and several private companies and as chief financial officer of a public company. Mr. Ferguson has extensive experience in both the hardware and software segments of the computer and telecommunications industries.

Directors Continuing in Office until the 2013 Annual Meeting of Stockholders

        Jerry S. Rawls has served as a member of our board of directors since March 1989 and as our Chairman of the Board since January 2006. Mr. Rawls served as our Chief Executive Officer from August 1999 until the completion of the Optium Corporation merger in August 2008. Mr. Rawls also served as our President from April 2003 until the completion of the Optium merger and previously held that title from April 1989 to September 2002. From September 1968 to February 1989, Mr. Rawls was employed by Raychem Corporation, a materials science and engineering company, where he held various management positions including Division General Manager of the Aerospace Products Division and Interconnection Systems Division. Mr. Rawls holds a B.S. in Mechanical Engineering from Texas Tech University and an M.S. in Industrial Administration from Purdue University. Mr. Rawls' tenure with Finisar since 1989, including 19 years as President and/or Chief Executive Officer, provides him personal knowledge of the Company's history since shortly after its founding. This experience, together with his management and industry experience, enables him to provide the board with a unique perspective on the Company's business and operations and strategic issues.

        Robert N. Stephens has served as a member of our board of directors since August 2005 and as our Lead Director since March 2010. Mr. Stephens served as the Chief Executive Officer since April 1999 and President since October 1998 of Adaptec, Inc., a storage solutions provider, until his retirement in May 2005. Mr. Stephens joined Adaptec in November 1995 as Chief Operating Officer. Before joining Adaptec, Mr. Stephens was the founder and chief executive officer of Power I/O, a company that developed serial interface solutions and silicon expertise for high-speed data networking, that was acquired by Adaptec in 1995. Prior to founding Power I/O, Mr. Stephens was President and CEO of Emulex Corporation, which designs, develops and supplies Fibre Channel host bus adapters. Before joining Emulex, Mr. Stephens was Senior Vice President, General Manager, and founder of the Microcomputer Products Group at Western Digital Corporation. He began his career at IBM, where he served over 15 years in a variety of human resource management positions. Mr. Stephens holds a B.A. in Philosophy and Psychology and an M.S. in Industrial Psychology from San Jose State University. Mr. Stephens brings to the board executive and industry experience in a number of strategic and operational areas through his service as Chief Executive Officer of Adaptec, Power I/O and Emulex and in executive roles at Western Digital.

Directors Continuing in Office until the 2014 Annual Meeting of Stockholders

        Eitan Gertel has served as our Chief Executive Officer and as a director since the completion of the Optium merger in August 2008. Mr. Gertel served as Optium's President and as a director from March 2001 and as Chief Executive Officer and Chairman of the Board of Optium from February 2004 through the completion of the merger. Mr. Gertel served as President and General Manager of the former transmission systems division of JDS Uniphase Corporation from 1995 to 2001. JDSU is a provider of broadband test and management solutions and optical products. Mr. Gertel holds a

B.S.E.E. from Drexel University. As our Chief Executive Officer, Mr. Gertel brings to the board significant senior leadership, industry and technical experience. As Chief Executive Officer, Mr. Gertel is in a position to provide the board with insight and information related to the Company's business and operations and to participate in the ongoing review of strategic issues.

        Thomas E. Pardun has served as a member of our board of directors since December 2009. Mr. Pardun is currently the Chairman of the Board of Directors of Western Digital Corporation, a manufacturer of hard-disk drives for the personal computer and home entertainment markets. Mr. Pardun has served in this capacity from January 2000 until November 2001 and again since April 2007. Mr. Pardun was President of MediaOne International, Asia-Pacific (previously U.S. West International, Asia-Pacific, a subsidiary of U.S. West, Inc.), an owner/operator of international properties in cable television, telephone services and wireless communications companies, from May 1996 until his retirement in July 2000. Prior to 1996, Mr. Pardun served as President and CEO of U.S. West Multimedia Communications, a communications company. Before joining U.S. West, Mr. Pardun was President of the Central Group for Sprint, as well as President of Sprint's West Division, and Senior Vice President of Business Development for United Telecom, a predecessor company to Sprint. Mr. Pardun also held a variety of management positions during a 19-year tenure with IBM, concluding as Director of product-line evaluation. He is also a director of CalAmp Corporation, Calix, Inc. and MaxLinear, Inc., and served as a director of Occam Networks, Inc. from September 2004 until February 2011 when it was acquired by Calix, Inc. Mr. Pardun holds a B.B.A. in Business Administration from the University of Iowa. Mr. Pardun brings to the board extensive management and operations experience in the computer and telecommunications industries, including marketing and product development expertise, as well as his service in senior management positions.

        There are no family relationships between any of our directors or executive officers.

CORPORATE GOVERNANCE

Independence of Directors

        The board of directors has determined that, other than Jerry S. Rawls, our Chairman of the Board, and Eitan Gertel, our Chief Executive Officer, each of the current members of the board is an "independent director" for purposes of the Nasdaq Listing Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as the term applies to membership on the board of directors and the various committees of the board of directors.

Board of Directors Leadership Structure

        Jerry S. Rawls serves as Chairman of our board of directors, Eitan Gertel serves as our Chief Executive Officer and Messrs. Rawls and Gertel constitute our co-principal executive officers. The board believes that it is appropriate for Mr. Rawls to serve as Chairman given his long tenure with the Company and familiarity with our business strategy and our industry. The board also believes that having an executive officer serve as Chairman facilitates the flow of information between the board and management, thereby improving the board's ability to focus on key policy and operational issues and the long-term interests of our stockholders. In August 2008, on the recommendation of the Nominating and Governance Committee, the board established the position of Lead Director. Mr. Stephens currently serves in that position. The Lead Director serves as the principal liaison between the independent directors and the Chairman. In that capacity, the Lead Director presides over executive sessions of the independent directors, chairs board meetings in the Chairman's absence, and collaborates with the Chairman on agendas, schedules and materials for board meetings. The board believes that this leadership structure provides the appropriate balance of management and non-management oversight.

Board of Directors' Role in Risk Oversight

        We face a number of risks, including general economic risks, operational risks, financial risks, competitive risks and reputational risks. Management is responsible for the day-to-day management of the risks that we face, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management.

        While the full board of directors is charged with ultimate oversight responsibility for risk management, committees of the board also have responsibilities with respect to various aspects of our risk oversight. In particular, the Audit Committee plays a significant role in monitoring and assessing our financial and operational risks. The Audit Committee reviews and discusses with management areas of financial risk exposure and steps management has taken to monitor and control such exposure. The Audit Committee also is responsible for establishing and administering our code of ethics and reviewing and approving transactions between Finisar and any related parties. The Compensation Committee monitors and assesses risks associated with our compensation policies, and consults with management and the board regarding the development of incentives that encourage a level of risk-taking consistent with our overall strategy. The Nominating and Governance Committee has oversight responsibility for corporate governance risks, including risks associated with director independence.

        Our executive management meets regularly to discuss our strategy and the risks that we face. Senior officers attend board meetings where they are available to address questions or concerns raised by the board on risk management-related matters. In 2010, we instituted a comprehensive enterprise risk management ("ERM") program to assist management in identifying, assessing, monitoring and managing a broad range of risks. The ERM process is overseen by our Chief Financial Officer who periodically reports to the board on risk assessment and management's plans to manage or mitigate key risks. Our Internal Audit Department also plays an important role in risk management. Our Vice President of Internal Audit reports directly to the Audit Committee, has direct and unrestricted access to the Audit Committee and regularly meets with the Audit Committee in executive session.

Executive Sessions

        Non-management directors generally meet in executive session without management present at each regularly scheduled meeting of the board. Mr. Stephens, in his capacity as Lead Director, presides at these executive sessions.

Meetings of the Board of Directors and Committees

        The board of directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The board of directors held seven meetings during the fiscal year ended April 30, 2012. During the last fiscal year, no director attended fewer than 75% of the total number of meetings of the board and all of the committees of the board on which such director served during that period. The following table sets forth the standing committees of the board and the members of each committee as of the date this proxy statement was first made available to our stockholders.

Committee Composition	Audit	Compensation	Nominating and Goverance
Michael C. Child	X	Chair
Roger C. Ferguson	Chair		X
Thomas E. Pardun	X	X	X
Robert N. Stephens		X	Chair
Number of meetings during fiscal 2012	9	8	5

  Audit Committee

        The members of the Audit Committee during fiscal 2012 were Messrs. Child, Ferguson, Pardun and, until the annual meeting of stockholders in November 2011, Dominique Trempont, a former director who declined to stand for re-election. Messrs. Ferguson and Pardun have been designated as audit committee financial experts, as defined in the applicable rules of the Securities and Exchange Commission. The functions of the Audit Committee include oversight, review and evaluation of our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements. The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm, and establishing and observing complaint procedures regarding accounting, internal auditing controls and auditing matters. Additional information concerning the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

  Compensation Committee

        The members of the Compensation Committee during fiscal 2012 were Messrs. Child, Stephens and, until the annual meeting of stockholders in November 2011, Dominique Trempont, a former director who declined to stand for re-election. Mr. Pardun was appointed to serve on the Compensation Committee in June 2012. The Compensation Committee approves the compensation and benefits of our executive officers, reviews and approves equity awards to our employees and consults with management and the board regarding compensation programs for our executive officers. Additional information regarding the Compensation Committee is set forth in "Executive Compensation and Related Matters—Compensation Discussion and Analysis" below.

  Nominating and Governance Committee

        The members of the Nominating and Governance Committee during fiscal 2012 were Messrs. Ferguson, Pardun and Stephens. The Nominating and Governance Committee identifies prospective candidates for appointment and nomination for election to the board of directors and makes recommendations to the board concerning such candidates, develops corporate governance principles for recommendation to the board of directors, makes recommendations to the board of directors regarding board and committee compensation and oversees the evaluation of our directors.

Director Nominations

        The Nominating and Governance Committee is responsible for, among other things, the selection and recommendation to the board of directors of nominees for election as directors. When considering the nomination of directors for election at an annual meeting, the Nominating and Governance Committee reviews the needs of the board of directors for various skills, background, experience and expected contributions and the qualification standards established from time to time by the Nominating and Governance Committee. When reviewing potential nominees, including incumbents, the Nominating and Governance Committee considers the perceived needs of the board of directors, the candidate's relevant background, experience and skills and expected contributions to the board of directors. The Nominating and Governance Committee also seeks appropriate input from the Chairman of the Board, the Chief Executive Officer and other executive officers in assessing the needs of the board of directors for relevant background, experience and skills of its members.

        The Nominating and Governance Committee's goal is to assemble a board of directors that brings to Finisar a diversity of experience at policy-making levels in business and technology, and in areas that are relevant to Finisar's global activities. Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective outlook and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are or have been affiliated. Director candidates must have sufficient time available in the judgment of the Nominating and Governance Committee to perform all board and committee responsibilities that will be expected of them. Members of the board of directors are expected to rigorously prepare for, attend and participate in all meetings of the board of directors and applicable committees. While we do not have a specific policy regarding diversity, when considering the nomination of directors, the Nominating and Governance Committee does consider the diversity of its directors and nominees in terms of knowledge, experience, background, skills, expertise and other demographic factors. Other than the foregoing, there are no specific minimum criteria for director nominees, although the Nominating and Governance Committee believes that it is preferable that a majority of the board of directors meet the definition of "independent director" set forth in Nasdaq and SEC rules. The Nominating and Governance Committee also believes it appropriate for one or more key members of the Company's management, including the Chief Executive Officer, to serve on the board of directors.

        The Nominating and Governance Committee will consider candidates for directors proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the Nominating and Governance Committee believes that the board of directors requires additional candidates for nomination, the Nominating and Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. All incumbent directors and nominees will be required to submit a completed directors' and officers' questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.

        The Nominating and Governance Committee will also consider candidates for directors recommended by a stockholder, provided that any such recommendation is sent in writing to the board of directors, c/o Corporate Secretary, 1389 Moffett Park Drive, Sunnyvale, California 94089-1113; Fax: (408) 745-6097; Email address: corporate.secretary@finisar.com, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year's annual meeting of stockholders and contains the following information:

  •
  the candidate's name, age, contact information and present principal occupation or employment; and

  •
  a description of the candidate's qualifications, skills, background and business experience during at least the last five years, including his or her principal occupation and employment and the name and principal business of any company or other organization where the candidate has been employed or has served as a director.

The Nominating and Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

        In addition, stockholders may make direct nominations of directors for election at an annual meeting, provided the advance notice requirements set forth in our bylaws have been met. Under our bylaws, written notice of such nomination, including certain information and representations specified in the bylaws, must be received at our principal executive offices, addressed to the Corporate Secretary, at least 120 days in advance of the anniversary of the date definitive proxy materials were released to stockholders in connection with the previous year's annual meeting of stockholders, except that if no annual meeting was held in the previous year, if the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, or in the event of a special meeting, such notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

 Communications by Stockholders with Directors

        Stockholders may communicate with the board of directors, or any individual director, by transmitting correspondence by mail, facsimile or email, addressed as follows: Board of Directors (or individual director), c/o Corporate Secretary, 1389 Moffett Park Drive, Sunnyvale, California 94089-1113; Fax: (408) 745-6097; Email Address: corporate.secretary@finisar.com. The Corporate Secretary will forward such communications to the board of directors or to the identified director(s), although spam, junk mail, mass mailings, solicitations, advertisements and communications that are abusive, in bad taste or that present safety or security concerns may be handled differently, as determined by the Corporate Secretary.

Director Attendance at Annual Meetings

        We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors, taking into account the directors' schedules. Directors are encouraged to attend our annual meeting of stockholders, but the board has not adopted a formal policy with respect to such attendance. All of our directors, except for Mr. Trempont who was not standing for re-election, attended our last annual meeting of stockholders.

Committee Charters and Other Corporate Governance Materials

        We have a Code of Ethics, or the Code, that applies to all of our employees, officers and directors. The Code is available at http://investor.finisar.com/governance.cfm. If we make any substantive amendments to the Code or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by Nasdaq listing standards or applicable law.

        Our board of directors has adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating and Governance Committee. Each charter is available on our website at http://investor.finisar.com/documents.cfm.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee are or have been an officer or employee of Finisar. During fiscal 2012, no member of the Compensation Committee had any relationship with Finisar requiring disclosure under Item 404 of Regulation S-K. During fiscal 2012, none of Finisar's executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on Finisar's Compensation Committee or board of directors.

DIRECTOR COMPENSATION

        Under our policy for the compensation of non-employee directors that was in effect during fiscal 2012, non-employee directors were entitled to receive an annual retainer of $50,000. The Lead Director was entitled to receive an additional amount of $10,000 per year for serving in that capacity. In addition, members of the standing committees of the board were entitled to receive annual retainers, payable quarterly, in the following amounts:

Committee	Chair	Other Members
Audit	$16,000	$8,000
Compensation	10,000	5,000
Nominating and Governance	10,000	5,000

        We also reimburse directors for their reasonable expenses incurred in attending meetings of the board and its committees.

        In addition, all non-employee directors were entitled to receive a restricted stock unit ("RSU") award with a value of $100,000 upon their initial election to the board and an additional RSU award with a value of $50,000 on an annual basis thereafter. Under the policy in effect during fiscal 2012, the grant of the annual RSU awards was made at the first meeting of the board in each fiscal year. The initial RSU awards vest over a period of three years from the date of grant, and the annual RSU awards vest on the first anniversary of the date of grant. The number of shares subject to each RSU award is determined based on the per share value of our common stock on the date of grant.

        The following table presents the compensation paid to our non-employee directors during or for the fiscal year ended April 30, 2012:

Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Option Awards	All Other Compensation	Total Compensation
Michael C. Child	$68,000	$48,828	—	—	$116,828
Roger C. Ferguson	71,000	48,828	—	—	119,828
Thomas E. Pardun	63,000	48,828	—	—	111,828
Robert N. Stephens	75,000	48,828	—	—	123,828
Dominique Trempont	31,500	48,828	—	—	80,328

(1)
Valuation based on the grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718. The assumptions used by us with respect to the valuation of option grants are set forth in "Finisar Corporation Consolidated Financial Statements—Notes to Financial Statements—Note 17—Stockholders' Equity" included in our annual report on Form 10-K for fiscal 2012.

(2)
The following table sets forth certain information with respect to RSUs granted during the fiscal year ended April 30, 2012 to the non-employee members of our board of directors, each of which constituted an annual grant:

Name	Grant Date	Number of Shares of Common Stock Underlying Options and Stock Awards	Exercise Price of Options and Stock Awards ($/Share)	Grant Date Fair Value of Options and Stock Awards
Michael C. Child	6/20/2011	3,333	—	$48,828
Roger C. Ferguson	6/20/2011	3,333	—	48,828
Thomas E. Pardun	6/20/2011	3,333	—	48,828
Robert N. Stephens	6/20/2011	3,333	—	48,828
Dominique Trempont	6/20/2011	3,333	—	48,828

  Our non-employee directors held the following stock options and unvested RSUs as of April 30, 2012.

Name	Number of Shares Underlying Stock Options Outstanding	Unvested Restricted Stock Units Outstanding
Michael C. Child	—	7,568
Roger C. Ferguson	22,709	3,750
Thomas E. Pardun	8,750	3,333
Robert N. Stephens	7,469	3,625

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of our board of directors has selected Ernst & Young LLP to serve as the independent registered public accounting firm to audit the consolidated financial statements of Finisar for the fiscal year ending April 30, 2013. Ernst & Young LLP has acted in such capacity since its initial appointment in fiscal 1999. A representative of Ernst & Young LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

        The following table sets forth the aggregate fees billed to Finisar for the fiscal years ended April 30, 2012 and April 30, 2011 by Ernst & Young LLP:

	Year Ended April 30, 2012	Year Ended April 30, 2011
Audit fees(1)	$1,917,195	$1,836,522
Audit-related fees(2)	8,311	26,208
Tax fees(3)	135,108	11,159

Total Fees	$2,060,614	$1,873,919

(1)
Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of our interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, consultations in connection with acquisitions and issuances of auditor consents and comfort letters in connection with SEC registration statements and related SEC and non-SEC securities offerings.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit fees." This category includes fees related to financial due diligence and agreed-upon-procedures engagement.

(3)
Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

        The Audit Committee has determined that all services performed by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP. The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services provided by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the chair of the Audit Committee the authority to approve permitted services, provided that the chair reports any decisions to the Audit Committee at its next scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

 Vote Required and Recommendation of the Board of Directors

        The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the annual meeting is required for approval of this proposal.

        The board of directors unanimously recommends that you vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2013.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee currently consists of three directors, each of whom, in the judgment of the board of directors, is an "independent director" as defined in the listing standards for the Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the board of directors. A copy of the charter is available on Finisar's website at http://investor.finisar.com/documents.cfm.

        The Audit Committee oversees Finisar's financial reporting process on behalf of the board of directors. The Audit Committee is responsible for retaining Finisar's independent registered public accounting firm, evaluating its independence, qualifications and performance and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to insure compliance with applicable laws and regulations. Finisar's independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

        The Audit Committee has reviewed and discussed Finisar's audited financial statements with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm's audit, the results of its examinations, its evaluations of Finisar's internal controls and the overall quality of Finisar's financial reporting.

        The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to Finisar's board of directors that Finisar's audited financial statements be included in Finisar's Annual Report on Form 10-K for the fiscal year ended April 30, 2012.

AUDIT COMMITTEE
Roger C. Ferguson (Chair) Michael C. Child Thomas E. Pardun

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing of Finisar under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Finisar specifically incorporates such information by reference.

 PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast a non-binding advisory vote on executive compensation, commonly referred to as a "Say-on-Pay" vote. At our 2011 Annual Meeting of Stockholders held on November 28, 2011, our stockholders voted in favor of holding future "Say-on-Pay" votes on an annual basis. Our board of directors subsequently determined that such advisory votes shall be held annually at the annual meeting of stockholders.

        As described in our Compensation Discussion and Analysis included elsewhere in this proxy statement, we seek to closely align the interests of our executive officers with the interests of our stockholders and to offer compensation that will enable us to attract and retain superior executive talent. Our compensation programs are designed to reward our executive officers for the achievement of our short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while avoiding the encouragement of unnecessary or excessive risk-taking. Please read the Compensation Discussion and Analysis section of this proxy statement for a more detailed discussion of our compensation philosophy and our executive compensation programs.

        The advisory vote on executive compensation solicited by this proposal is not intended to address any specific item of compensation, but rather the overall compensation of our Chairman of the Board, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, who are collectively referred to as our named executive officers, which is disclosed elsewhere in this proxy statement. The vote is advisory, and therefore is not binding on the Company, our board of directors or our Compensation Committee in any way.

        Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our board of directors and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation policies and decisions.

        Stockholders will be asked at the annual meeting to approve the following resolution pursuant to this Proposal No. 3:

          "RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Company's definitive proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion."

Vote Required and Recommendation of the Board of Directors

        The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required for approval of this resolution.

        The board of directors unanimously recommends that you vote "FOR" approval of the foregoing resolution.

 EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

  Overview

        The following discussion explains our compensation philosophy, objectives and procedures and describes the forms of compensation awarded to our Chairman of the Board, our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly-compensated executives (determined as of April 30, 2012). We refer to these individuals as our "named executive officers." This discussion focuses on the information contained in the tables and related footnotes and narrative included below, primarily for our fiscal year ended April 30, 2012, but also contains information regarding compensation actions taken before and after fiscal 2012 to the extent we believe such information enhances our executive compensation disclosure.

  Philosophy, Objectives and Procedures

        Our fundamental compensation philosophy is to align the compensation of our senior management with our annual and long-term business objectives and performance and to offer compensation that will enable us to attract, retain and appropriately reward executive officers whose contributions are necessary for our long-term success. We seek to reward our executive officers' contributions to achieving internal financial operating goals, revenue growth, operating income growth and cost control. We operate in a very competitive environment for executive talent, and we believe that our compensation packages must be competitive when compared to our peers and should also be aligned with our stockholders' short and long-term interests.

        The Compensation Committee of our board of directors oversees the design and administration of our executive compensation program. The principal elements of the program are base salary, annual cash bonuses and equity-based incentives which, to date, have been in the form of stock options and restricted stock units, or RSUs. In general, the Compensation Committee's policy is that the total compensation paid to our executive officers should be fair and competitive, taking into account, among other factors, compensation paid by peer companies to officers with comparable responsibilities and our success in achieving our financial and operational goals. However, it is not the Compensation Committee's policy to adhere to a rigid formula or benchmark system and, for a variety of reasons, including our comparatively rapid growth in recent years, various elements of our executive compensation package may lag behind the median amounts paid by our peer companies.

        Generally, the Compensation Committee reviews the compensation of our executive officers in the early part of each fiscal year and takes action at that time to award cash bonuses for the preceding fiscal year, to set base salaries and target bonuses for the current fiscal year and to consider long-term incentives in the form of equity-based awards. In setting our executive officers' total compensation, the Compensation Committee considers individual and company performance, as well as compensation surveys, including the Radford Executive Survey, and other market information regarding compensation paid by comparable companies, including our industry peers.

        In its annual review of compensation for our executive officers, the Compensation Committee considers compensation data and analyses assembled and prepared by our Human Resources staff. In reviewing the performance of our Chairman of the Board and our Chief Executive Officer, the Committee solicits input from the other non-employee members of the board of directors and reviews performance assessments prepared by such officers. For the other executive officers, the Chairman and the Chief Executive Officer provide the Compensation Committee with a review of each individual's performance and contributions over the past year and make recommendations regarding their compensation that the Compensation Committee considers.

        In some years, the Compensation Committee retains compensation consultants to assist it in its review of executive officer compensation. The Compensation Committee engaged Assets Unlimited, Inc., a compensation consulting firm, in connection with its reviews at the beginning of fiscal 2012 and fiscal 2013. The Compensation Committee reviewed cash and equity compensation analyses prepared by Assets Unlimited, Inc. and met with a representative of that firm.

        At our 2011 annual meeting of stockholders, we provided our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement for the meeting (commonly referred to as a "Say-on-Pay" vote). Our stockholders overwhelmingly approved the compensation of our named executive officers, with over 95% of the shares voted voting in favor of approving such compensation. As the stockholder advisory vote was held after the Compensation Committee had determined the compensation to be paid to our executive officers for fiscal 2012, the Compensation Committee did not take such results into account in determining executive compensation for fiscal 2012. However, in determining executive compensation for fiscal 2013, the Compensation Committee considered the results of the 2011 stockholder Say-on-Pay vote, and the positive stockholder feedback that it represented, in the Committee's determination to continue our fundamental policies and procedures related to executive compensation and to adopt a compensation package for fiscal 2013 having a basic structure similar to compensation packages adopted for previous years.

  Components of Compensation

        In order to align executive compensation with our compensation philosophy, our executive officer compensation package contains three primary elements: base salary, annual cash bonuses and long-term equity incentives. In addition, we provide to our executive officers a variety of benefits that are available generally to other salaried employees. The basic elements of our executive compensation package are generally the same among all of our named executive officers.

  Fiscal 2012 Base Salaries

        Base salaries for our executive officers are initially set based on negotiation with the individual executive officer at the time of his or her recruitment and with reference to salaries for comparable positions in the fiber optics industry for individuals of similar education and background to those of the executive officer being recruited. We also give consideration to the individual's experience, track record of contribution in his or her industry and expected contributions to Finisar. Salaries are reviewed annually by the Compensation Committee, typically at the beginning of the fiscal year, and adjustments are made based on (i) salary recommendations of our Chairman of the Board and our Chief Executive Officer, (ii) the Compensation Committee's assessment of the individual performance of the executive officers during the previous fiscal year, (iii) Finisar's financial results for the previous fiscal year and the then-current outlook for the current fiscal year and (iv) changes in competitive pay levels, based on compensation data and analyses assembled and prepared by our Human Resources staff and, in years when a compensation consultant is engaged to assist the Compensation Committee, reports by such consultant.

        The Compensation Committee engaged Assets Unlimited, Inc., a compensation consulting firm, to assist in its review of executive compensation for fiscal 2012. Assets Unlimited, Inc. prepared a report including a summary of compensation data for the following companies, including our industry peers and similarly-sized companies in our broader industry group (the "Fiscal 2012 Peer Companies"):

Brocade Communications	JDS Uniphase	PMC Sierra
Cadence Design	Netgear	QLogic
Coherent	Novellus	Quantum Corp.
Cypress Semiconductor	Oclaro	Smart Modular
Equinix	Omnivision	Trimble Navigation
Fairchild Semiconductor	Opnext	Triquint
Intersil	Plantronics

        In considering executive compensation levels for fiscal 2012, the Compensation Committee took into account its general compensation philosophy, as described above, and various other considerations, including the following:

  •
  the officers' salary history;

  •
  specific contributions of individual officers during fiscal 2011 and their expected contributions during fiscal 2012;

  •
  the report of Assets Unlimited, Inc. on peer company compensation and other available compensation data for comparable companies, taking into account differences between the actual responsibilities of the Finisar officers and those typical for the generic categories listed in the reports; and

  •
  the Company's financial performance during fiscal 2011 and the then-current outlook for fiscal 2012.

        On the basis of its review, in June 2011, the Compensation Committee set new base salaries for our executive officers for fiscal 2012, with increases of between 3% and 12% over the levels in effect during fiscal 2011. The fiscal 2012 base salaries of the named executive officers and data on base salaries of officers of comparable companies reviewed by the Compensation Committee in June 2011 are as follows:

Name	Fiscal 2012 Base Salary	Median Peer Company Base Salary(1)	Median Radford Base Salary(2)
Jerry S. Rawls	$500,000	$599,383	$685,000
Eitan Gertel	$500,000	$599,383	$685,000
Joseph A. Young	$380,300	$308,014	$293,558
John Clark	$355,250	$307,720	$306,950
Todd Swanson	$320,000	$324,244	$338,475
Kurt Adzema	$310,000	$340,000	$397,560

(1)
Based on data compiled by Assets Unlimited, Inc. in June 2011 for cash payments to officers with comparable duties at the Fiscal 2012 Peer Companies.

(2)
Based on data from the Radford Executive Survey compiled in June 2011 for cash payments to officers with comparable duties at companies with annual revenues of between $1 billion and $3 billion.

  Fiscal 2012 Cash Bonuses

        Under our compensation policy, a substantial component of each executive officer's potential annual compensation takes the form of a performance-based cash bonus. The amounts of cash bonuses paid to our executive officers, other than the Chairman and the Chief Executive Officer, are determined by the Compensation Committee, in consultation with the Chairman and Chief Executive Officer, based on Finisar's financial performance and the specific contributions of the individual officers. The amount of cash bonuses paid to the Chairman and the Chief Executive Officer are determined by the Compensation Committee, without participation by the Chairman or the Chief Executive Officer, based on the same factors.

        In June 2011, the Compensation Committee adopted an executive bonus plan for the fiscal year ended April 30, 2012 (the "2012 Plan"). Under the 2012 Plan, the aggregate target bonuses for Messrs. Rawls and Gertel were 100% of their annual base salary, and the aggregate target bonus for each of the other named executive officers was 60% of their annual base salary. The aggregate bonus for each executive officer under the 2012 Plan was to be based 50% on Finisar's achievement of pre-bonus non-GAAP operating income targets and 50% on a discretionary determination by the Compensation Committee taking into account the Company's overall financial performance, the applicable executive officer's performance for the fiscal year and such other factors as the Compensation Committee deems appropriate. The maximum total bonus payable to each officer under the formula and discretionary components of the 2012 Plan was two times the officer's target bonus. Finisar was required to achieve at least 75.5% of its pre-bonus non-GAAP operating income target before a portion of the quantitative bonus would be earned; the amount of the bonus would increase on a linear basis for operating income above that amount. Our pre-bonus non-GAAP operating income during fiscal 2012 was less than 75.5% of the target amount. Accordingly, no bonuses were earned by any of our executive officers under the quantitative component of the 2012 Plan. However, in considering awards under the discretionary component of the 2012 Plan, the Compensation Committee reviewed the overall performance of Finisar and its executive management team during fiscal 2012. The Compensation Committee considered recommendations made by the Chairman of the Board and the Chief Executive Officer and, with respect to those officers, considered a written performance evaluation prepared by them as well as input from the other non-employee directors. Among other things, the Compensation Committee considered Finisar's financial performance compared to its peers, challenges that it faced in the markets that it serves, execution of Finisar's strategy, including the acquisition and integration of Ignis ASA, research and development initiatives undertaken to support entry into new markets, and expansion of its operations in China, as well as management's record of employee retention. Based on its assessment of management's overall performance in a challenging market environment, and the individual performance of the executive officers, the Compensation Committee determined that 80% of the discretionary component of the 2012 Plan (or 40% of the total target bonus) would be awarded to each executive officer. Original target bonuses for each of the named executive officers under the 2012 Plan, cash bonuses actually awarded and paid under the plan for their services during fiscal 2012 and data on bonuses and non-equity compensation paid by comparable companies reviewed by the Compensation Committee in June 2011, when the 2012 Plan was adopted, are as follows:

Name	Fiscal 2012 Target Bonus	Fiscal 2012 Bonus Paid	Median Peer Group Non-Equity Incentive Compensation(1)	Median Radford Non-Equity Incentive Compensation(2)
Jerry S. Rawls	$500,000	$200,000	$651,215	$685,000
Eitan Gertel	$500,000	$200,000	$651,215	$685,000
Joseph A. Young	$228,180	$91,272	$204,787	$154,115
John Clark	$213,150	$85,260	$83,420	$168,823
Todd Swanson	$192,000	$76,800	$236,501	$207,315
Kurt Adzema	$186,000	$74,400	$238,875	$311,182

(1)
Based on data compiled by Assets Unlimited, Inc. in June 2011 for bonuses and other non-equity payments to officers with comparable duties at the Fiscal 2012 Peer Companies.

(2)
Based on data from the Radford Executive Survey compiled in June 2011 for bonuses and other non-equity payments to officers with comparable duties at companies with annual revenues of between $1 billion and $3 billion.

  Equity-based Incentives

        Longer term incentives are provided through equity-based awards granted under Finisar's 2005 Stock Incentive Plan, which reward executives and other employees through the growth in value of our stock. To date, these awards have been in the form of stock options and RSUs, the ultimate value of which is determined by the long-term performance of our stock. The Compensation Committee believes that employee equity ownership is highly motivating, provides an important incentive for employees to build stockholder value and provides each executive officer with a significant incentive to manage Finisar from the perspective of an owner with an equity stake in the company.

        All stock option awards to our employees, including executive officers, are granted at fair market value on the date of grant, and will provide value to the executive officers only when the price of our common stock increases over the exercise price. We have established a policy whereby stock options and other equity awards to our employees, including executive officers, are generally granted by the Compensation Committee at regular quarterly meetings with an effective date that is the later of the third trading day following the public announcement of Finisar's financial results for the preceding quarter or the date of the meeting at which the grant is approved.

        The vesting of stock options and RSUs held by our named executive officers is subject to acceleration pursuant to the terms of the Finisar Executive Retention and Severance Plan described below.

        The grant of equity-based awards is generally considered by the Compensation Committee on an annual basis in the early part of each fiscal year, at the same time as other components of executive compensation are reviewed and annual equity-based awards are granted to our non-officer employees. The size of the equity-based awards granted to each executive officer are set by the Compensation Committee at levels that are intended to create a meaningful opportunity for stock ownership based upon the individual's current position, the individual's personal performance in recent periods, the individual's potential for future responsibility and promotion, comparison of award levels in prior years and comparison of award levels earned by executives at our peer companies and similarly-sized companies in our broader industry group. The Compensation Committee also takes into account the number of unvested options and RSUs held by the executive officer in order to maintain an appropriate level of retention value for that individual.

        In connection with its annual review of executive officer compensation in June 2011, the Compensation Committee awarded annual grants of RSUs to each of our executive officers for fiscal 2012. In granting the awards, the Compensation Committee considered the various factors described above, including input from its compensation consultant, Assets Unlimited, Inc., regarding the equity-based compensation of executive officers of comparable companies. The RSUs awarded to each of the executive officers vest in annual installments over a four-year period, subject to the officer's continued service. The number of shares of our common stock underlying the RSUs granted to the named executive officers were as follows:

Name	RSU Shares
Jerry S. Rawls	120,000
Eitan Gertel	120,000
Joseph A. Young	42,872
John Clark	36,667
Todd Swanson	38,656	(1)
Kurt Adzema	32,000

(1)
Includes 6,656 RSUs issued as a portion of Mr. Swanson's incentive compensation for fiscal 2011.

  Other Benefits and Perquisites

        Our named executive officers and other executives are generally eligible to receive the same health and welfare benefits offered to all employees in the geographic area in which they are based. They are also eligible to participate in our defined contribution 401(k) plan on the same basis as our other employees. We currently provide no other perquisites to our named executive officers or other executive officers.

        During fiscal 2012, personal benefits accounted for less than 2% of the total compensation of our Chairman, our Chief Executive Officer and our other named executive officers.

  Changes in Executive Compensation for Fiscal 2013; Fiscal 2013 Executive Bonus Plan

        For fiscal 2013, the Compensation Committee conducted its annual review of executive compensation. The Compensation Committee again engaged Assets Unlimited, Inc. to assist in its review. Assets Unlimited, Inc. prepared a report including a summary of compensation data for the following companies, including our industry peers and similarly-sized companies in our broader industry group (the "Fiscal 2013 Peer Companies"):

Adtran	Intersil	Opnext
Brocade Communications	IPG Photonics	Plantronics
Cadence Design	JDS Uniphase	PMC Sierra
Coherent	Netgear	QLogic
Cypress Semiconductor	Novellus	Quantum Corp.
Equinix	Oclaro	Trimble Navigation
Fairchild Semiconductor	Omnivision	Triquint

        In its annual review of executive compensation for fiscal 2013 the Compensation Committee took into account its general compensation philosophy, as described above, and various other considerations, including the following:

  •
  the officers' salary history;

  •
  specific contributions of individual officers during fiscal 2012 and their expected contributions during fiscal 2013;

  •
  the report of Assets Unlimited, Inc. on peer company compensation and other available compensation data for comparable companies, taking into account differences between the actual responsibilities of the Finisar officers and those typical for the generic categories listed in the reports; and

  •
  Finisar's financial performance during fiscal 2012 and the then-current outlook for fiscal 2013.

        The Compensation Committee noted that, on the basis of Finisar's recent financial performance and its near-term outlook, annual salary increases for non-officer personnel, typically awarded in the first fiscal quarter, had been deferred. Accordingly, in June 2012, the Compensation Committee determined not to increase the base salaries of our executive officers from their fiscal 2012 levels. The fiscal 2013 base salaries of the named executive officers and data on base salaries of officers of comparable companies reviewed by the Compensation Committee in June 2012 are as follows:

Name	Fiscal 2013 Base Salary	Median Peer Company Base Salary(1)	Median Radford Base Salary(2)
Jerry S. Rawls	$500,000	$612,901	$620,000
Eitan Gertel	$500,000	$612,901	$620,000
Joseph A. Young	$380,300	$350,953	$293,155
John Clark	$355,250	$325,629	$300,000
Todd Swanson	$320,000	$347,269	$331,500
Kurt Adzema	$310,000	$336,385	$360,000

(1)
Based on data compiled by Assets Unlimited, Inc. in May 2012 for cash payments to officers with comparable duties at the Fiscal 2013 Peer Companies.

(2)
Based on data from the Radford Executive Survey compiled in April 2012 for cash payments to officers with comparable duties at companies with annual revenues of between $500 million and $1 billion.

        In June 2012, the Compensation Committee also adopted an executive bonus plan for the fiscal year ending April 30, 2013 (the "2013 Plan"), which is similar in structure to previous executive bonus plans, including the 2012 Plan. Under the 2013 Plan, the aggregate target bonuses for Messrs. Rawls and Gertel are 100% of their annual base salary, and the aggregate target bonus for each of the other named executive officers is 60% of their annual base salary. The aggregate bonus for each executive officer under the 2013 Plan will be based 50% on Finisar's achievement of pre-bonus non-GAAP operating income targets and 50% on a discretionary determination by the Compensation Committee taking into account Finisar's overall financial performance, the applicable executive officer's performance for the fiscal year and such other factors as the Compensation Committee deems appropriate. The maximum total bonus payable to each officer under the formula and discretionary components of the 2013 Plan is two times the officer's target bonus. Any bonus amounts earned under the 2013 Plan are expected to be paid in cash. The Compensation Committee believes that achieving the formula-based portion of the target bonuses will be difficult. Achieving or exceeding the pre-bonus non-GAAP operating income targets will be dependent upon overcoming operational challenges in an environment of continuing economic uncertainty. It will also be dependent on increased sales of our customers' products over which we have no control. Finisar has achieved or exceeded the non-GAAP operating income called for in its original annual operating plan in two of its last five fiscal years.

        In connection with its review of executive officer compensation in June 2012, the Compensation Committee also awarded annual grants of RSUs to each of our executive officers for fiscal 2013. The RSUs vest in annual installments over a four-year period, subject to the officers' continued service. In granting the awards, the Compensation Committee considered the factors described above under the heading "Equity-based Incentives," including input from its compensation consultant, Assets Unlimited, Inc., regarding the equity-based compensation of executive officers of comparable companies. The number of shares of our common stock underlying the RSUs granted to the named executive officers were as follows:

Name	RSU Shares
Jerry S. Rawls	120,000
Eitan Gertel	120,000
Joseph A. Young	35,533
John Clark	35,533
Todd Swanson	35,533
Kurt Adzema	35,533

  Executive Retention and Severance Plan

        Our executive officers and certain other key executives designated by the Compensation Committee are eligible to participate in the Finisar Executive Retention and Severance Plan adopted by the Compensation Committee in February 2003. The Compensation Committee determined to provide change in control arrangements in order to mitigate some of the risk that exists for executives working in an environment where there is a meaningful possibility that Finisar could be acquired or the subject of another transaction that would result in a change in its control. Finisar's change in control and severance arrangements are intended to attract and retain qualified executives who may have attractive alternatives absent these arrangements. The change in control arrangements are also intended to mitigate potential disincentives to the consideration and execution of an acquisition or similar transaction, particularly where the services of these executive officers may not be required by the acquirer. We believe that our change in control benefits are comparable to the provisions and benefit levels of other companies in our industry which disclose similar plans in their public filings.

        Participants in this plan who are executive officers are entitled to receive cash severance payments equal to two years base salary and health and medical benefits for two years in the event of a qualifying termination in connection with a change in control of Finisar. A qualifying termination is defined as an involuntary termination other than for cause or a voluntary termination for good reason upon or within 18 months following a change in control, as such terms are defined in the plan. In addition, in the event of a change in control, vesting of stock options held by participants in the plan will be accelerated by one year, if the options are assumed by the acquiring company. If the options are not assumed by the acquirer, or upon a participant's qualifying termination in connection with the change in control, vesting of the options will be accelerated in full. The plan also provides that the vesting of RSUs held by participants in the plan will be accelerated in full upon a qualifying termination. Upon any other termination of employment, participants are entitled only to accrued salary and any other vested benefits through the date of termination.

        Our Chief Executive Officer, who was a former officer of Optium, is a party to an employment agreement and equity incentive agreement that he entered into with Optium and that were assumed by Finisar in connection with the Optium merger. See "Potential Payments Upon Termination or Change of Control" below. Benefits to this officer under the Executive Retention and Severance Plan will be reduced by the amount of comparable benefits to which he is entitled under such agreements.

  Accounting for Executive Compensation

        We account for equity compensation paid to our employees under the rules of the Financial Accounting Standards Board's Accounting Standards Codification Topic 718 "Compensation—Stock Compensation", which require us to measure and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

  Tax Considerations

        The Compensation Committee intends to consider the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, in determining the mix of elements of future executive compensation. This section limits the deductibility of non-performance based compensation paid to each of Finisar's named executive officers to $1 million annually. The equity awards granted to our executive officers are intended to be treated as performance-based compensation, which is exempt from the limitation on deductibility under current federal tax law. The Compensation Committee reserves the right to provide for compensation to executive officers that may not be fully deductible.

Report of the Compensation Committee

        We have reviewed the foregoing Compensation Discussion and Analysis and discussed it with management. Based on such review and discussions, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Michael C. Child (Chair) Thomas E. Pardun Robert N. Stephens

Summary Compensation Information

        The following table presents certain summary information concerning compensation paid or accrued by us for services rendered in all capacities by (i) our Chairman of the Board, our Chief Executive Officer and our Chief Financial Officer, and (ii) our three other most highly compensated executive officers (determined as of April 30, 2012) (collectively, the "named executive officers"):

Summary Compensation Table for Fiscal 2012

Name and Principal Position	Fiscal Year	Salary	Bonus	Non-Equity Incentive Plan Compensation	Equity Awards(1)	All Other Compensation(2)	Total
Jerry S. Rawls	2012	$491,911	$200,000	—	$1,758,000	$7,585	$2,457,496
Chairman of the Board	2011	459,711	—	$538,505	1,796,564	—	2,794,780
	2010	420,092	133,200	—	1,063,108	—	1,616,400
Eitan Gertel	2012	491,911	200,000	—	1,758,000	7,585	2,457,496
Chief Executive Officer	2011	459,711	—	538,505	1,796,564	—	2,794,780
	2010	420,092	133,200	—	621,496	—	1,174,788
Joseph A. Young	2012	377,952	91,272	—	628,075	7,435	1,104,734
Executive Vice President,	2011	367,562	—	258,329	674,805	—	1,300,696
Global Operations	2010	335,885	106,500	—	471,978	—	914,363
John Clark(3) Executive Vice President, Technology and Global Research and Development	2012	354,139	85,260	—	537,172	5,904	982,475
Todd Swanson(4)	2012	312,723	76,800	—	566,310	6,822	962,655
Executive Vice President,	2011	284,031	—	199,834	503,680	—	987,545
Sales and Marketing	2010	257,354	81,600	—	470,624	—	809,578
Kurt Adzema(5)	2012	306,615	74,400	—	468,800	7,498	857,313
Executive Vice President,	2011	292,385	—	205,712	503,680	—	1,001,777
Finance and Chief	2010	264,923	84,000	—	247,589	—	596,512
Financial Officer

(1)
Includes stock option and RSU awards. Valuation based on the grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718 "Compensation—Stock Compensation". The assumptions used with respect to the valuation of option grants are set forth in "Finisar Corporation Consolidated Financial Statements—Notes to Financial Statements—Note 17—Stockholders' Equity" included in our annual report on Form 10-K for fiscal 2012.

(2)
Includes the matching contribution that we made under Finisar's 401(k) plan.

(3)
Mr. Clark joined Finisar as our Executive Vice President, Technology and Global Research and Development in January 2011.

(4)
Mr. Swanson's incentive compensation for fiscal 2011 was paid through a combination of $100,000 in cash and the grant of 6,656 RSUs with a value of $99,834 on the date of grant.

(5)
Mr. Adzema became our Senior Vice President, Finance and Chief Financial Officer in March 2010 and has served as our Executive Vice President, Finance and Chief Financial Officer since January 2011.

 Grants of Plan-Based Awards

        The following table sets forth certain information with respect to RSUs granted during or for the fiscal year ended April 30, 2012 to each of our named executive officers.

Grants of Plan-Based Awards in or for Fiscal 2012

					All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)							Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold	Target	Maximum
Jerry S. Rawls	—	—	$500,000	$1,000,000	—		—	—	—
	6/22/2011	—	—	—	120,000		—	—	$1,758,000
Eitan Gertel	—	—	500,000	1,000,000	—		—	—	—
	6/22/2011	—	—	—	120,000		—	—	1,758,000
Joseph A. Young	—	—	228,180	456,360	—		—	—	—
	6/22/2011	—	—	—	42,872		—	—	628,075
John Clark	—	—	213,150	426,300	—		—	—	—
	6/22/2011	—	—	—	36,667		—	—	537,172
Todd Swanson	—	—	192,000	384,000	—		—	—	—
	6/22/2011	—	—	—	38,656	(2)	—	—	566,310
Kurt Adzema	—	—	186,000	372,000	—		—	—	—
	6/22/2011	—	—	—	32,000		—	—	468,800

(1)
Represents the dollar value of the applicable range (threshold, target and maximum amounts) of potential cash bonuses payable to each named executive officer for fiscal 2012 under the executive officer bonus plan for fiscal 2012 (the "2012 Plan"). Additional information regarding the 2012 Plan is set forth above under "Compensation Discussion and Analysis." The actual amount paid to each executive officer for fiscal 2012 is set forth in the Summary Compensation Table under the heading "Bonus."

(2)
Includes 6,656 RSUs issued as a portion of Mr. Swanson's incentive compensation for fiscal 2011.

Outstanding Equity Awards at Fiscal Year-End

        The following table summarizes the number of securities underlying outstanding equity awards for each of our named executive officers as of the end of our fiscal year on April 30, 2012. Unless otherwise specified, options vest at a rate of 20% over five years from the date of grant. Market value for RSUs is determined by multiplying the number of shares by the closing price of Finisar common stock on the Nasdaq Global Select Market on the last trading day of the fiscal year ($16.52 on April 30, 2012).

Outstanding Equity Awards at Fiscal Year-End 2012

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable		Exercise Price per Share	Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Jerry S. Rawls	124,999	—		$13.84	6/7/2012
	25,000	—		15.60	8/27/2013
	50,000	—		15.36	6/2/2014
	62,499	—		9.76	6/8/2015
	49,999	—		37.04	6/6/2016
	40,000	10,000	(1)	21.68	9/7/2017
	120,833	—		3.36	12/12/2018
	33,491	4,784	(2)	3.36	12/12/2018
	25,313	19,687	(3)	8.29	12/8/2019
	19,532	11,718	(4)	8.29	12/8/2019
						19,687	(5)	$325,229
						11,718	(6)	193,581
						85,605	(12)	1,414,195
						120,000	(13)	1,982,400
Eitan Gertel	205,308	—	(7)	$0.64	4/30/2013
	47,768	—	(7)	1.36	6/22/2015
	97,843	—	(7)	6.88	2/13/2016
	32,614	—	(7)	7.36	3/13/2016
	88,841	—	(8)	26.64	2/28/2017
	73,099	—		3.36	12/12/2018
	33,491	4,784	(2)	3.36	12/12/2018
	7,496	5,830	(3)	8.29	12/8/2019
	19,531	11,719	(4)	8.29	12/8/2019
						5,830	(5)	$96,312
						11,718	(6)	193,581
						85,605	(12)	1,414,195
						120,000	(13)	1,982,400
Joseph A. Young	49,999	—		$11.76	10/29/2014
	25,000	—		9.76	6/8/2015
	25,000	—		37.04	6/6/2016
	678	—		25.68	3/8/2017
	20,001	4,999	(1)	21.68	9/7/2017
	41,892	—		3.36	12/12/2018
	26,778	3,825	(2)	3.36	12/12/2018
	8,495	6,607	(3)	8.29	12/8/2019
	11,719	7,031	(4)	8.29	12/8/2019
						6,607	(5)	$109,148
						7,031	(6)	116,152
						32,154	(12)	531,184
						42,872	(13)	708,245
John Clark						15,000	(14)	$247,800
						36,667	(13)	605,739

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable		Exercise Price per Share	Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Todd Swanson	6,250	—		$14.32	8/25/2013
	6,249	—		14.08	11/23/2015
	3,750	—		24.80	9/8/2016
	679	—		25.68	3/8/2017
	2,400	599	(1)	21.68	9/7/2017
	600	150	(11)	14.88	12/10/2017
	788	112	(9)	10.08	9/11/2018
	13,609	—		3.36	12/12/2018
	5,109	2,931	(2)	3.36	12/12/2018
	1,998	1,554	(3)	8.29	12/8/2019
	32,813	19,687	(4)	8.29	12/8/2019
						106	(10)	$1,751
						1,554	(5)	25,672
						5,625	(6)	92,925
						24,000	(12)	396,480
						38,656	(13)	638,597
Kurt Adzema	12,499	—		$14.08	11/23/2015
	9,374	—		24.80	9/8/2016
	678	—		25.68	3/8/2017
	10,000	2,500	(1)	21.68	9/7/2017
	938	469	(9)	10.08	9/11/2018
	4,711	—		3.36	12/12/2018
	1,315	2,301	(3)	8.29	12/8/2019
	3,125	4,688	(4)	8.29	12/8/2019
						438	(10)	$7,236
						2,301	(5)	38,013
						4,687	(6)	77,429
						24,000	(12)	898,880
						32,000	(13)	528,640

(1)
The option was granted on September 7, 2007 and will become fully vested on September 7, 2012, assuming continued employment with Finisar.

(2)
The option was granted on December 12, 2008. The option became exercisable as to 25% of the shares on August 12, 2009 and vests with respect to an additional 6.25% of the shares on each of the next 12 quarterly anniversaries thereafter, to be fully vested on August 12, 2012.

(3)
The option was granted on December 8, 2009. The option became exercisable as to 25% of the shares on December 8, 2010 and vests with respect to an additional 6.25% of the shares on each of the next 12 quarterly anniversaries thereafter, to be fully vested on December 8, 2013, assuming continued employment with Finisar.

(4)
The option was granted on December 8, 2009. The option became exercisable as to 25% of the shares on September 1, 2010 and vests with respect to an additional 6.25% of the shares on each of the next 12 quarterly anniversaries thereafter, to be fully vested on September 1, 2013, assuming continued employment with Finisar.

(5)
The RSU was granted on December 8, 2009. The RSU vested as to 25% of the shares on December 8, 2010 and vests with respect to an additional 6.25% of the shares on each of the next 12 quarterly anniversaries thereafter, to be fully vested on December 8, 2013, assuming continued employment with Finisar.

(6)
The RSU was granted on December 8, 2009. The RSU vested as to 25% of the shares on September 1, 2010 and vests with respect to an additional 6.25% of the shares on each of the next 12 quarterly anniversaries thereafter, to be fully vested on September 1, 2013, assuming continued employment with Finisar.

(7)
The option was granted by Optium and was assumed by Finisar upon the closing of the Optium merger.

(8)
The option was granted by Optium and was assumed by Finisar upon the closing of the Optium merger.

(9)
The option was granted on September 11, 2008. The option became exercisable as to 25% of the shares on September 11, 2009 and vests with respect to an additional 6.25% of the shares on each of the next 12 quarterly anniversaries thereafter, to be fully vested on September 11, 2012, assuming continued employment with Finisar.

(10)
The RSU was granted on September 11, 2008. The RSU vested as to 25% of the shares on September 11, 2009 and vests with respect to an additional 6.25% of the shares on each of the next 12 quarterly anniversaries thereafter, to be fully vested on September 11, 2012, assuming continued employment with Finisar.

(11)
The option was granted on December 10, 2007 and will become fully vested on December 10, 2012, assuming continued employment with Finisar.

(12)
The RSU was granted on June 15, 2010. The RSU vested as to 25% of the shares on June 23, 2011 and vests with respect to an additional 25% of the shares on each of the next three yearly anniversaries thereafter, to be fully vested on June 23, 2014, assuming continued employment with Finisar.

(13)
The RSU was granted on June 20, 2011. The RSU vested as to 25% of the shares on June 20, 2012 and vests with respect to an additional 25% of the shares on each of the next three yearly anniversaries thereafter, to be fully vested on June 20, 2015, assuming continued employment with Finisar.

(14)
The RSU was granted on March 11, 2011. The RSU vested as to 25% of the shares on March 11, 2012 and vests with respect to an additional 25% of the shares on each of the next three yearly anniversaries thereafter, to be fully vested on March 11, 2015, assuming continued employment with Finisar.

Option Exercises and Stock Vested

        The following table provides information on stock option exercises by our named executive officers and vesting of RSUs held by them during the fiscal year ended April 30, 2012.

Option Exercises and Stock Vested in Fiscal 2012

	Option Awards		Restricted Stock Unit Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)
Jerry S. Rawls	—	—	47,598	$830,698
Eitan Gertel	—	—	39,680	685,361
Joseph A. Young	—	—	19,181	338,037
John Clark	—	—	5,000	94,850
Todd Swanson	2,642	$49,656	12,850	225,656
Kurt Adzema	—	—	13,315	233,333

(1)
Based on the difference between the closing sale price of Finisar's common stock on the date of exercise and the exercise price.

(2)
Based on the closing sale price of Finisar's common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

  Cash Payments and/or Acceleration of Vesting Following Certain Termination Events

        We have an employment agreement with Eitan Gertel, our Chief Executive Officer, that provides for cash payments following certain termination events. Except as described below and in "—Executive Retention and Severance Plan," no named executive officer is entitled to any cash payments and/or acceleration of vesting following a change in control of Finisar unless a termination event also occurs.

        Mr. Gertel executed an employment agreement with Optium Corporation on April 14, 2006, which was assumed by us at the time of the Optium merger and was amended and restated effective December 31, 2008. The initial term of the agreement was three years, provided that the term of the agreement automatically extended for an additional term of one year on the third anniversary and is extended for an additional year on each subsequent anniversary of the commencement date unless either party gives not less than 90 days' notice prior to the expiration of the term that it does not wish to extend the agreement. The agreement entitles Mr. Gertel to a base salary of $500,000, subject to adjustment as provided in the agreement, and other incentive compensation as determined by the board of directors. In the event that Mr. Gertel is terminated without cause or if we give notice that we do not intend to extend the employment agreement, we will be obligated to pay him one year severance, which in all cases includes base salary, bonus as calculated in the agreement and accrued paid time off. In addition, if he resigns for good reason, we will be obligated to pay him one year severance.

        The table below sets forth the cash payments that Mr. Gertel would be entitled to receive in the event that he (i) had been terminated by us without cause on April 30, 2012, (ii) had resigned following a demotion, reduction in base salary or involuntary relocation, referred to as a resignation for good reason, on April 30, 2012 or (iii) had been terminated on April 30, 2012 as the result of death or disability. In each case, the amounts set forth in the table below are subject to any deferrals required under Section 409A of the Internal Revenue Code, as amended, and do not include any life insurance proceeds in the event of death or disability benefits in the event of disability.

Payments and Benefits	Involuntary termination without cause	Voluntary termination for good reason	Termination upon death	Termination upon disability
Cash severance	$838,347	$838,347	$—	$—
Health care benefits	20,252	20,252	20,252	20,252

Total	$858,599	$858,599	$20,252	$20,252

  Executive Retention and Severance Plan

        Our executive officers, including our named executive officers, are eligible to participate in the Finisar Executive Retention and Severance Plan. This plan provides that in the event of a qualifying termination each of the participating executives will be entitled to receive (i) a lump sum payment equal to two years' base salary (excluding bonus) and (ii) medical, dental and insurance coverage for two years, or reimbursement of premiums for COBRA continuation coverage during such period. A qualifying termination is defined as an involuntary termination other than for cause or a voluntary termination for good reason upon or within 18 months following a change in control, as such terms are defined in the plan. In addition, the plan provides that the vesting of stock options held by eligible officers will be accelerated as follows: (i) one year of accelerated vesting upon a change in control, if the options are assumed by a successor corporation, (ii) 100% accelerated vesting upon a change in control if the options are not assumed by a successor corporation, and (iii) 100% accelerated vesting upon a qualifying termination. The plan also provides that the vesting of RSUs held by eligible officers will be accelerated in full upon a qualifying termination. In the event the employment of any of our named executive officers were to be terminated without cause or for good reason, within 18 months following a change in control of Finisar, each as of April 30, 2012, the named executive officers would be entitled to payments in the amounts set forth opposite their name in the following table:

Name	Cash Severance
Jerry S. Rawls	$42,665 per month for 24 months
Eitan Gertel	$43,354 per month for 24 months
Joseph A. Young	$33,154 per month for 24 months
John Clark	$30,602 per month for 24 months
Todd Swanson	$27,991 per month for 24 months
Kurt Adzema	$27,296 per month for 24 months

        Benefits payable to Mr. Gertel under the Executive Retention and Severance Plan will be reduced by the amount of comparable benefits to which he is entitled under the employment agreement described above.

        We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by the executive other than for good reason. No severance or benefits are provided for any of the executive officers in the event of death or disability. A change in control does not affect the amount or timing of these cash severance payments.

        In the event the employment of any of our named executive officers were to be terminated without cause or for good reason within 18 months following a change in control of Finisar, each as of April 30, 2012, the named executives would be entitled to accelerated vesting of their outstanding stock options and RSUs as described in the following table:

Name	Value of Equity Awards:(1)
Jerry S. Rawls	Accelerated vesting of 46,189 options with a value of $321,421 and 237,010 RSUs with a value of $3,915,405.
Eitan Gertel	Accelerated vesting of 22,333 options with a value of $207,386 and 223,153 RSUs with a value of $3,686,488.
Joseph A. Young	Accelerated vesting of 22,463 options with a value of $162,591 and 88,664 RSUs with a value of $1,464,729.
John Clark	Accelerated vesting of 51,667 RSUs with a value of $853,539.
Todd Swanson	Accelerated vesting of 25,034 options with a value of $214,366 and 69,941 RSUs with a value of $1,155,425.
Kurt Adzema	Accelerated vesting of 9,958 options with a value of $60,540 and 63,426 RSUs with a value of $1,047,798.

(1)
Potential incremental gains are net values based on (i) the aggregate difference between the respective exercise prices of options and the closing sale price of Finisar common stock on April 30, 2012 ($16.52 per share) and (ii) the number of shares underlying RSUs multiplied by the closing sale price of Finisar common stock on April 30, 2012.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Pursuant to our Code of Ethics, our executive officers, directors and employees are to avoid conflicts of interest, except with the approval of the board of directors. A related party transaction would be a conflict of interest. The board has delegated to the Audit Committee the authority to review and approve related party transactions. In approving or rejecting a proposed transaction, the Audit Committee will consider the relevant facts and circumstances and, if applicable, the impact of the proposed transaction on the director's independence. The Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as the Audit Committee determines in the good faith exercise of its discretion.

        Guy Gertel, the brother of Eitan Gertel, our Chief Executive Officer, provided sales and marketing services to Optium through GHG Technologies, a company he owns. Subsequent to the Optium merger in August 2008, GHG Technologies has continued to provide such services to Finisar. For services rendered during fiscal 2012, we paid GHG Technologies $251,404 in cash compensation. In addition, Finisar granted to Guy Gertel, for no additional consideration, 2,000 restricted stock units with a fair market value of $29,300, which vest as follows: 25% on June 20, 2012 and an additional 25% on each of the next three anniversaries thereafter, to be fully vested on June 20, 2015, subject to Mr. Gertel's continuing to provide services to Finisar. We believe that the cash payments to GHG were fair and reasonable and were comparable to amounts that would have been paid to an unaffiliated party in an arms' length transaction. The restricted stock unit awards to Mr. Gertel were consistent with the type and size of grants made to our other sales professionals.

        We have entered into indemnification agreements with our officers and directors containing provisions that require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

        Except as described in the previous paragraphs and except for the compensation arrangements and other arrangements described in "Director Compensation" and "Executive Compensation and Related Matters" elsewhere in this proxy statement, there were no transactions during our fiscal year ended April 30, 2012, and there is not currently proposed any transaction or series of similar transactions to which we were or will be a party, in which the amount involved exceeded or will exceed $120,000 in which any director, any executive officer, any holder of 5% or more of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

PRINCIPAL STOCKHOLDERS AND SHARE
OWNERSHIP BY MANAGEMENT

        The following table sets forth information known to us regarding the beneficial ownership of our common stock as of September 30, 2012 by:

  •
  each stockholder who is known by us to beneficially own more than 5% of our common stock;

  •
  each of our directors;

  •
  each of our executive officers named in the Summary Compensation Table for fiscal 2012 in "Executive Compensation and Related Matters" above; and

  •
  all of our executive officers and directors as a group.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner(1)	Number	Percentage
5% Stockholders
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, MD 21202	9,651,992	10.40%
Wellington Management Company, LLP(3) 280 Congress Street Boston, MA 02210	8,792,308	9.47%
Prudential Financial, Inc.(4) 751 Broad Street Newark, New Jersey 7102-3777	5,496,762	5.92%
Blackrock, Inc.(5) 40 East 52nd Street New York, NY 10022	4,780,724	5.15%
Directors
Jerry S. Rawls(6)	1,226,153	1.31%
Eitan Gertel(7)	878,480	*
Michael C. Child(8)	13,548	*
Roger C. Ferguson(9)	38,801	*
Thomas E. Pardun(10)	10,675	*
Robert N. Stephens(11)	15,145	*
Named Executive Officers
Joseph A. Young(12)	243,197	*
Todd Swanson(13)	93,494	*
Kurt Adzema(14)	65,545	*
John Clark	11,678	*
All executive officers and directors as a group (12 persons)(15)	2,813,336	2.98%

*
Less than 1%.

(1)
The address of each of the named individuals is: c/o Finisar Corporation, 1389 Moffett Park Drive, Sunnyvale, CA 94089. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All shares of common stock subject to options exercisable within 60 days following September 30, 2012 and restricted stock units ("RSUs") that vest within that period are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person. Accordingly, percent ownership is based on 92,843,983 shares of common stock outstanding as of September 30, 2012 plus any shares issuable pursuant to options held by the person or group in question which may be exercised within 60 days following September 30, 2012 and RSUs that vest within that period. Except as indicated in the other footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, these persons have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them.

(2)
As reported on a Schedule 13G/A filed on June 8, 2012, as of May 31, 2012 T. Rowe Price Associates, Inc. has sole voting power with respect to 1,123,032 shares and sole dispositive power with respect to 9,651,992 shares.

(3)
As reported on a Schedule 13G filed on February 14, 2012, as of December 31, 2011 Wellington Management Company, LLP has shared voting power with respect to 7,126,561 shares and shared dispositive power with respect to 8,792,308 shares.

(4)
As reported on a Schedule 13G filed on February 13, 2012, as of December 31, 2011 Prudential Financial, Inc. may be deemed to be the beneficial owner of 5,496,762 shares beneficially owned by the following registered investment advisors: The Prudential Insurance Company of America, Jennison Associates LLC, Prudential Investment Management, Inc. and Quantitative Management Associates LLC. Prudential Financial, Inc. is the parent holding company and the indirect parent of the four registered investment advisors named above and may have direct or indirect voting and/or investment discretion over shares which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates, Prudential Financial, Inc. reported that it held sole voting and dispositive power with respect to 160,413 shares, shared voting power with respect to 4,034,804 shares and shared dispositive power with respect to 5,336,349 shares. Jennison Associates LLC. filed a Schedule 13G on February 12, 2012 to report the beneficial ownership of 5,492,847 shares, for which it held sole voting power with respect to 5,061,248 shares and shared dispositive power with respect to 5,492,847 shares, which are included in the shares beneficially owned by Prudential Financial, Inc.

(5)
As reported on a Schedule 13G/A filed on February 13, 2012, as of December 30, 2011 Blackrock, Inc. beneficially owned 4,780,724 shares.

(6)
Includes 346,648 shares held by The Rawls Family, L.P. Mr. Rawls is the president of the Rawls Management Corporation, the general partner of The Rawls Family, L.P. Includes 450,982 shares issuable upon exercise of options exercisable within 60 days following September 30, 2012.

(7)
Includes (a) 616,347 shares issuable upon exercise of options exercisable within 60 days following September 30, 2012 and (b) 31,907 shares issuable upon exercise of a warrant that is currently exercisable.

(8)
Includes 5,061 shares held by the Child Family Trust.

(9)
Includes 22,709 shares issuable upon exercise of options exercisable within 60 days following September 30, 2012.

(10)
Includes 5,833 shares issuable upon exercise of options exercisable within 60 days following September 30, 2012.

(11)
Includes 7,469 shares issuable upon exercise of options exercisable within 60 days following September 30, 2012.

(12)
Includes 222,618 shares issuable upon exercise of options exercisable within 60 days following September 30, 2012.

(13)
Includes 84,893 shares issuable upon exercise of options exercisable within 60 days following September 30, 2012.

(14)
Includes 47,830 shares issuable upon exercise of options exercisable within 60 days following September 30, 2012.

(15)
Includes (a) 1,608,704 shares issuable upon exercise of options exercisable within 60 days following September 30, 2012 and (b) 37,583 shares issuable upon exercise of warrants that are currently exercisable.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us copies of all Section 16(a) forms filed by such person.

        Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders during the fiscal year ended April 30, 2012 were satisfied.

EQUITY COMPENSATION PLAN INFORMATION

        We currently maintain three compensation plans that provide for the issuance of our common stock to officers, directors, other employees or consultants. These consist of the 2005 Stock Incentive Plan, the 2009 Employee Stock Purchase Plan and the 2009 International Employee Stock Purchase Plan, each of which has been approved by our stockholders. We previously maintained the 2001 Nonstatutory Stock Option Plan, or the 2001 Plan, which was adopted in February 2001 and has not been approved by our stockholders. No additional options will be granted under the 2001 Plan. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of April 30, 2012:

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	7,712,710	$8.02	12,693,150	(1)
Equity compensation plan not approved by stockholders(2)(3)	26,943	$13.92	—

(1)
Consists of shares available for future issuance under the plans. In accordance with the terms of the 2009 Employee Stock Purchase Plan, the number of shares available for issuance under the 2009 Employee Stock Purchase Plan and the 2009 International Employee Stock Purchase Plan will increase by 125,000 shares on May 1 of each calendar year until and including May 1, 2015. In accordance with the terms of the 2005 Stock Incentive Plan, the number of shares of our common stock available for issuance under the 2005 Stock Incentive Plan will increase on May 1 of each calendar year until and including May 1, 2015 by an amount equal to five percent (5%) of the number of shares of our common stock outstanding as of the preceding April 30.

(2)
Excludes options assumed by us in connection with acquisitions of other companies. As of April 30, 2012, 749,358 shares of our common stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $11.23 per share. No additional awards may be granted under the plans pursuant to which these assumed equity rights were granted.

(3)
A total of 731,250 shares of our common stock were reserved for issuance under the 2001 Plan. As of April 30, 2012, a total of 286,251 shares of common stock had been issued upon the exercise of options granted under the 2001 Plan.

 Material Features of the 2001 Nonstatutory Stock Option Plan

        As of April 30, 2012, 26,943 shares of our common stock were reserved for issuance upon the exercise of outstanding options granted under the 2001 Plan. The 2001 Plan was adopted by our board on February 16, 2001 and provided for the grant of nonstatutory stock options to employees and consultants with an exercise price per share not less than 85% of the fair market value of our common stock on the date of grant. However, no person was eligible to be granted an option under the 2001 Plan whose eligibility would have required approval of the 2001 Plan by our stockholders. Options granted under the 2001 Plan generally have a ten-year term and vest at the rate of 20% of the shares on the first anniversary of the date of grant and 20% of the shares each additional year thereafter until fully vested. All of the outstanding options are fully vested. Some of the options that have been granted under the 2001 Plan were subject to full acceleration of vesting in the event of a change in control of Finisar. The term of the 2001 Plan expired in February 2011 and no additional options will be granted under the 2001 Plan.

 STOCKHOLDER PROPOSALS TO BE
PRESENTED AT NEXT ANNUAL MEETING

        Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2013 annual meeting, the proposal (in addition to compliance with applicable SEC rules) must be received at our principal executive offices, addressed to the Corporate Secretary, not later than June 24, 2013. Submitting a stockholder proposal does not guarantee that we will include it on our proxy statement. Our Nominating and Governance Committee reviews all stockholder proposals and makes recommendations to the board for actions on such proposals. For information on qualifications of director nominees considered by our Nominating and Governance Committee, see the "Corporate Governance" section of this proxy statement.

        In addition, our bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that in order for business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to our Corporate Secretary and provided certain information specified in our bylaws. To be timely, a stockholder proposal must be received at our principal executive offices not less than 120 calendar days in advance of the anniversary of the date our definitive proxy materials were released to stockholders in connection with the previous year's annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made. We will not entertain any proposals at the meeting that do not meet the requirements set forth in our bylaws. Our bylaws are posted on our website at http://investor.finisar.com/governance.cfm. To request a copy of our bylaws, stockholders should contact our Corporate Secretary. All stockholder proposals should be submitted to the Corporate Secretary of Finisar Corporation at 1389 Moffett Park Drive, Sunnyvale, California 94089.

TRANSACTION OF OTHER BUSINESS

        At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the annual meeting of stockholders of Finisar other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

CHRISTOPHER E. BROWN Secretary

October 22, 2012

Directions to the 2012 Annual Meeting of Stockholders

FROM SAN JOSE:	FROM SAN FRANCISCO:
Take 101 northbound.	Take 101 southbound.
Exit University Ave. in Palo Alto. Head west on University Ave. and cross over Highway 101.	Exit University Ave. in Palo Alto and stay in the middle lane. Head west on University Ave.
Turn right on Woodland Ave.	Turn right on Woodland Ave.
Make an immediate right into the University Ave. complex.	Make an immediate right into the University Ave. complex.
Make an immediate left and go around to the back parking area of the second building (2000 University Ave.).	Make an immediate left and go around to the back parking area of the second building (2000 University Ave.).

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000150515_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Michael C. Child 02 Roger C. Ferguson FINISAR CORPORATION 1389 MOFFETT PARK DRIVE SUNNYVALE, CA 94089-1133 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as Finisar's independent registered public accounting firm for the fiscal year ending April 30, 2013. 3. To vote on a non-binding advisory resolution to approve the compensation of Finisar's named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000150515_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com . FINISAR CORPORATION Annual Meeting of Stockholders December 3, 2012 11:00 AM Local Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Jerry S. Rawls and Kurt Adzema, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Finisar Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m., local time, on December 3, 2012, at the offices of DLA Piper LLP (US), 2000 University Avenue, East Palo Alto, CA 94303, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side